CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 23.1

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-60640, No. 333-81522 and No. 333-88504) of Roxio, Inc. of our report dated April 29, 2003 relating to the consolidated financial statements and the financial statement schedules, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

June 27, 2003